Exhibit 4.12

Group Irrevocable Guarantee for Maximum Amount

Contract No.: 2013 Doc. No. 00131810064

To: China Merchants Bank, Shenzhen Jinzhonghuan Sub-branch (the “Bank”)

According to the Guarantor and the Bank signed 2013 Doc. No. 00131810064 “Group’s consolidated credit business cooperation agreement” (hereinafter “the Credit Business Cooperation Agreement”) on April 3, 2013, the guarantor agrees to issue an irrevocable letter of guarantee to the Bank, to take the responsibility for all debt obligations from getting the credit from the Bank or the Bank’s branches by the affiliated companies (hereinafter “ borrower “) authorized by the guarantor, in accordance with “credit business cooperation agreement”, specific guarantees below :

1. This Guarantee is unconditional and irrevocable for maximum amount. The guarantee scope includes the credit principal (a maximum of not exceed the amount of credit line determined by the “credit business cooperation agreement”), the corresponding interest, penalty interest, liquidated damages, and costs, obtained by the borrower from the Bank or the Bank’s branches, based on the “credit business cooperation agreement”, specific credit agreement, and credit business contracts.

2. The guarantor confirm to bear the liability for all debt obligations from getting the credit from the Bank or the Bank’s branches by the borrower during the credit period determined by the “credit agreement”, and guarantee to unconditionally settle all outstanding debt for the borrower at the date of receipt of the written notice from the Bank.

Before the expiration of the credit period, if the Bank or the Bank’s branches in advance recourse to the borrower in accordance with “ credit business cooperation agreement “ or each specific credit agreement , the provisions of business contracts , the guarantor still bear the joint responsibility in accordance with the contents of this Guarantee.

If the actual used amount exceeds the allocated amount listed in the annex of the “credit business cooperation agreement” because of the line adjustment stipulated by the “credit business cooperation agreement”, the guarantor confirm the excess amount included in the Article I of the this Guarantee, and the guarantor shall continue to bear the joint responsibility in accordance with the contents of this Guarantee.

For the added new credit business authorized to subordinate enterprises according to the “credit business cooperation agreement “, the guarantor has also confirmed to include it in the guarantee scope of this Guarantee, and the guarantor shall continue to bear the joint responsibility in accordance with the contents of this Guarantee.

3. The term of the guarantee begins on the effective date of the guarantee and ends on the maturity date of each loan or other facilities or creditor’s right for receivables of the Bank or two years after the date when each advance is made. The term of guarantee for renewal of each facility lasts for 2 years after expiry of the renewed period.

[✓] As the Bank and the Guarantor and / or the respective borrower originally signed a credit business cooperation agreement / credit agreement, from the effective date of this Guarantee, the outstanding balance of the concrete business under the original agreement is included in the guarantee scope of this Guarantee. (If the terms apply, call “✓” in [  ]).

4. The content of each loan, trade finance or other credit business, between the borrower and the Bank’s respective branches according to the authorization of the guarantor under the “credit business cooperation agreement”, can be determined according to the credit agreement or business contract between the borrower and the Bank’s respective braches.

5. If the Bank or the Bank’s branches provide draft guarantee, issue letters of credit, letters of guarantee, the Guarantor shall bear joint and severable liability within the scope specified in this Guarantee for any advances of the Bank incurred by the above-said businesses after the expiry of the Term of Facilities even if the Bank has not provided any advances for Borrower during the Term of Facilities.

Renewal of the Facility Agreement or amendments of terms under it made between the Bank or the Bank’s branches and Borrower with regard to periods, interest rates and amounts of specific businesses during the performance of Facility Agreement, or the Bank’s branches’ adjustment of interest rates during Term of Facilities in accordance with the Facility Agreement and/or specific contracts are not subject to the Guarantor’s consent or acknowledgment, and have no impacts on the joint and severable liability assumed by the Guarantor herein.

If the Bank or the Bank’s branches discover anything incompliant with its requirements in documents received for providing letters of credits under the Facility Agreement, and Borrower admits the incompliance, the Guarantor shall assume liability for the principal and interest incurred by the external acceptance or payment, and shall not demur because the Bank accepts the incompliance without obtaining the Guarantor’s consent or notifying the Guarantor.

Amendments to letters of credit and guarantee (or stand-by letters of credit ), acceptance of time letters of credit or postponement of payment terms upon guarantee of due payment are not subject to the Guarantor’s consent or acknowledgement, and have no impacts on the joint and severable liability assumed by the Guarantor herein.

6. The guarantor herein assumes the independent responsibility for the guarantee. The guarantee issued by the third party to the borrower held by the Bank or the Bank’s branches, have no impacts on the joint and severable liability assumed by the Guarantor herein. The guarantor is still independently liable to pay off all secured debt obligations.

7. The guarantor represent and warrant that:

7.1 the guarantor is approved by                                 , the legal person with license of the business corporation issued by the Industrial and Commercial Administrative Department, and has enough property to repay a corresponding amount of the guarantee, to ensure to fulfill obligations specified in the Guarantee herein.

7.2 the financial statements and other documents provided by the guarantor to the Bank are true and valid.

7.3 The guarantor issued that the Guarantee by the guarantor is the true meaning of that.

7.4 If any change to the Guarantor’s industry and commercial registration, organization structure, business operation or financial conditions, may impact the Guarantor’s capability of performing the guarantee, the Guarantor shall immediately notify the Bank.

8. The guarantee is independent, continuously effective, irrevocable and unconditional. It is unaffected by the effectiveness of the Facility Agreement and other specific contracts, or any agreements and documents between the Borrower and any organizations and person, or fraudulence, reorganization, suspension of business, dismissal, liquidation, bankruptcy, merger, division and reform of the Borrower, or any extension and postpone of time for the Borrower by the Bank or delaying in exercising the right to demand repayment from the Borrower.

Even if the Bank waives, change or release the pledge, mortgage or relieves other guarantors from liability, the Guarantor shall assume the guarantee liability in accordance with the guarantee.

9. No matter whether the creditor’s rights of the maximum amount guarantee are confirmed, when the Bank transfer its creditor’s rights under the Facility Agreement to a third party, the maximum amount guarantee will be transferred to the assignee of the creditor’s rights.

After the creditor’s rights of the guarantee are confirmed, when the Bank transfers part of its creditor’s rights, the Guarantor’s accessory rights under the guarantee will be partly transferred. The Bank and the assignee of the transferred creditor’s rights will jointly share the rights and interests of the Guarantor under the guarantee; before the creditor’s rights under the guarantee are confirmed, if the Bank transfers part of its creditor’s rights, the rights and interests will be transferred partly. The maximum amount of the Bank’s main creditor’s rights under the previous maximum amount guarantee will decrease (the maximum amount of the Bank’s main creditor’s rights less the transferred part of the creditor’s rights). After the main creditor’s rights of the remaining part are confirmed, the Bank and the assignee of the transferred creditor’s rights will share the rights and interests of the Guarantor under the guarantee.

10. During the term of validity of the Guarantee herein, the Bank and the Bank’ branches impose any grace for any borrower’s default or delay behavior or delay the implementation of “credit business cooperation agreement” and each specific credit agreements, business contracts and the rights enjoyed by the Bank or the Bank’s branches under the Guarantee herein, which do not mean that the Bank or the Bank’s branches give up such rights.

11. For any change of communication data listed in Guarantee herein, the Guarantor guarantee to notify the Bank within three days. Any notice issued by the Bank to the Guarantor, by such as telex , telegraph, facsimile, then once sent out ; by letter, posted in five days ; If delivery by person, once delivered out or within the business premises of the Guarantor, are deemed to have been served on the guarantor.

12. The Guarantor confirmed that: the Guarantee herein applies for the law of The People’s Republic of China. During the term of validity of the Guarantee herein, for any dispute or issue, the guarantor agreed to settle it according to “credit business cooperation agreement” or the dispute settlement method stipulated by the specific credit agreements and business contracts between the borrower and the Bank or the Bank’s branches.

13. This Guarantee will come into effect subject to signatures of the Authorized Signatory (or signature stamps) and the official seals of the Guarantor.

14. The Guarantee is made in four copies, two for the Bank and the Guarantor respectively, with equal legal force.

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Special Note :

The guarantor has confirmed that the Bank has required the guarantor to notice and understand terms about relief or restrict of the Bank’s responsibility, rights only enjoyed by the Bank, and increase of responsibilities of other parties or restrict of their rights. The Bank has explained such clauses at the request of the guarantor. The guarantor has full and exact understanding about all clauses in the guarantee. The guarantor has consistent understandings with the Bank about the clause in the guarantee.

Guarantor ( stamp ) :

Authorized Signatory ( signed ) :

Guarantor Address:

Phone:	Fax :	Postal Code:

Guarantor Bank:

Account:

April 3, 2013